Exhibit 99.1

Accelerate Diagnostics Reports 191 Instruments Under
Contract and 3x Revenue Growth for First Quarter 2017

TUCSON, Ariz., May 03, 2017 (GLOBE NEWSWIRE) -- Accelerate Diagnostics, Inc. today announced preliminary financial results for the quarter ending March 31, 2017 including signed customer evaluation contracts covering 169 instruments, 22 additional instruments converted into revenue generating placements, and revenue growth exceeding 325% of the same period in the prior year.

Net sales for the first quarter 2017 was $530,000 compared to $163,000 in the first quarter of 2016. The increase was driven by capital sales of the Accelerate Pheno(TM) system in the United States and sales of the Accelerate PhenoTest(TM) BC kit across the U.S. and Europe.

"We're excited to see this early momentum as it confirms the need for faster, more complete answers in the fight for life against serious infections," said Lawrence Mehren, President and CEO. "While there is more work to be done, we believe the initial uptake of the system sets us apart from recent IVD launches in microbiology."

The company was also awarded a public tender certification to supply its solution to Union des Groupements d'Achats Publics (UGAP), the largest public hospital purchasing group in France. The certification allows all French public hospitals access to acquire the system without additional tenders.

President and Chief Executive Officer, Lawrence Mehren, and Chief Financial Officer, Steve Reichling, will host a conference call to review the results at 4:15 p.m. Eastern Time on May 3, 2017.

Preliminary first quarter 2017 results

▪	Net sales of $530,000 compared to $163,000 in first quarter of 2016

▪	Gross margin realized was 95% due to instrument inventory sold within the first quarter 2017 previously recorded as research and development (R&D) expense

▪	Selling, general, and administrative expenses of $10.5 million, compared to $7.7 million in the prior year period, driven by personnel related costs within U.S. and European Sales and Marketing organizations

▪	R&D expenses for the first quarter of $4.3 million, down from $7.7 million in the first quarter of 2016 due to lack of clinical trial and pre-launch inventory costs incurred in the prior year period

▪	Net loss of $14.2 million, or $0.27 per share on weighted average basic shares outstanding of 51.9 million shares, which contained $3.4 million in non-cash stock-based compensation expense

▪	Net cash used for operations was $9.3 million ending the quarter with cash, cash-equivalents, and short-term investments of $63.9 million

Full financial results for the quarter ending March 31, 2017 will be filed on Form 10-Q through the Securities and Exchange Commission's (SEC) website at http://www.sec.gov. The company anticipates filing on May 5th. Investors are cautioned not to place undue reliance on these preliminary estimates in the event of material changes.

Conference Call

The conference call will begin at 4:15 p.m. Eastern Time (1:15 p.m. Pacific Time) on May 3, 2017. The live teleconference of the call can be accessed through the company's website at http://ir.axdx.com.

To participate in the conference call, dial +1.877.883.0383 and enter the conference ID: 3295266. International participants may dial +1.412.902.6506. Please dial in 10-15 minutes prior to the start of the conference. A replay of the call will be available by telephone at +1.877.344.7529 (U.S.) or +1.412.317.0088 (international) using access code 10105794 until May 17, 2017.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq:AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistance and healthcare-associated infections. The company's Accelerate Pheno(TM) system and Accelerate PhenoTest(TM) BC kit were recently cleared by the FDA for antimicrobial susceptibility testing direct from positive blood culture samples. The solution leverages proprietary molecular identification methods and morphokinetic cellular analysis (MCA) to provide minimum inhibitory concentrations for a range of applicable antibiotics.  The fully-automated system is designed to eliminate the lengthy culture and sample preparation steps required prior to antimicrobial susceptibility testing. Recent market studies suggest the solution offers results 1-2 days faster than conventional methods, enabling clinicians to optimize antibiotic selection, dosage, and infusion strategy specific to the individual patient and their infection.

The "ACCELERATE DIAGNOSTICS" and "ACCELERATE PHENO" and "ACCELERATE PHENOTEST" logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products or technology, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, about our projections as to market need, acceptant and integration of our products. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2017, and in any other reports that we file with the Securities and Exchange Commission from time to time. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

Investors May Contact:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Reporters May Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com